EX-99.a.1.ii
DELAWARE GROUP DIVIDEND AND INCOME FUND, INC.

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

DELAWARE GROUP DIVIDEND AND INCOME FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:       The first sentence of ARTICLE SECOND of the Corporation’s Articles of Incorporation, as amended and supplemented (the “Articles of Incorporation”), is hereby amended to read as follows:

SECOND:	The name of the corporation is Delaware Investments Dividend and Income Fund, Inc.

SECOND:       The amendment to the Articles of Incorporation as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and is limited to changes permitted by Section 2-605(a)(l) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD:       These Articles of Amendment shall become effective at 12:01 a.m. on December 1, 2001.

IN WITNESS WHEREOF, DELAWARE GROUP DIVIDEND AND INCOME FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Assistant Secretary on November 28, 2001.

DELAWARE GROUP DIVIDEND AND INCOME FUND, INC.

By:	/s/ David K. Downes
David K. Downes, President

Attest:

/s/ David F. Connor
David F. Connor, Assistant Secretary